EXHIBIT 14.2

                          HOMETOWN AUTO RETAILERS, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

      This Code of Business Conduct and Ethics applies to all of the employees, officers and directors of Hometown Auto Retailers, Inc. and its subsidiaries. Any employee or officer who violates the letter or spirit of these policies is subject to disciplinary action, up to and including termination of employment.

      Every employee, officer and director has the responsibility to obey the law and act honestly and ethically. To that end, this Code of Business Conduct and Ethics is a guide that is intended to sensitize employees, officers and directors to significant legal and ethical issues that arise frequently and to the mechanisms available to report illegal or unethical conduct. It is not, however, a comprehensive document that addresses every legal or ethical issue that an employee, officer or director may confront, nor is it a summary of all laws and policies that apply to Hometown's business. Ultimately, no code of business conduct and ethics can replace the thoughtful behavior of an ethical employee, officer or director.

      Please read this Code of Business Conduct and Ethics carefully and consider how the provisions relate to your daily business interactions. Each employee, officer and director should also read and be familiar with the portions of our other company policies applicable to such employee, officer and director, none of which are a part of this Code of Business Conduct and Ethics.

      Any questions you may have on this Code of Business Conduct and Ethics or its administration should be referred to your immediate supervisor, to legal counsel for the Company or to a member of Audit Committee of the Board of Directors.

I. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

      All employees, officers and directors must comply fully with all applicable foreign, federal, state and local laws, rules and regulations that govern Hometown's business activities and conduct, including, without limitation, antitrust laws, employee health and safety laws, insider trading laws, the Foreign Corrupt Practices Act and any applicable trade restrictions, export controls, or antiboycott laws and regulations. All governmental inquiries or investigations must be referred to legal counsel for the Company. It is our policy to fully cooperate with any governmental or regulatory investigation, and all employees, officers and directors are expected to fully cooperate with any internal or external investigations. Since the laws governing our activities are often complex, any questions that you may have regarding their applicability and interpretation, should, after review with your supervisor, be referred to legal counsel for the Company.

      In general, employees, officers and directors who have access to, or knowledge of, material nonpublic information from or about our company are prohibited from buying, selling or otherwise trading in our company's stock or other securities. "Material nonpublic" information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

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      Such insiders also are prohibited from giving "tips" on material nonpublic information, that is directly or indirectly disclosing such information to any other person, including family members, relatives and friends, so that they may trade in our stock or other securities. Furthermore, if, during the course of your service with our company, you acquire material nonpublic information about another company, such as one of our customers or suppliers, or you learn that we are planning a major transaction with another company (such as an acquisition), you are restricted from trading in the securities of the other company as well as ours.

      Such "insider trading" is both unethical and illegal, with criminal penalties of up to $5 million and a jail term of up to 20 years and civil penalties of up to three times the illegal profit gained or loss avoided.

II. CONFLICTS OF INTEREST

      Business decisions must be made in the best interest of our company, not motivated by personal interest or gain. Therefore, as a matter of Hometown policy, all employees, officers and directors must avoid any actual or perceived conflict of interest.

      A "conflict of interest" occurs when an individual's personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of our company. A conflict of interest situation can arise when an employee, officer or director takes actions or has interests (financial or other) that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also may arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in Hometown, regardless of whether such benefits are received from us or a third party. Loans to, or guarantees of obligations of, employees, officers and directors and their respective family members are of special concern. Federal law currently prohibits Hometown from making loans to directors and executive officers.

      It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, employees, officers and directors must avoid any situation in which their independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to legal counsel for the Company.

III. ACCURATE ACCOUNTING AND PUBLIC DISCLOSURE

      The accurate and full recording of company business activities is essential to our ability to fulfill our financial and legal obligations. Under no circumstances should you alter any business record or destroy any records except in conformity with our policy on records retention.

      Financial transactions are to be recorded in accordance with generally accepted accounting principles and applicable governmental rules and regulations. You are expected to comply fully with internal accounting and audit policies and procedures designed to protect the integrity of our corporate records and are also to cooperate with the Accounting Department and internal and external auditors.

      All employees, officers and directors are encouraged to report any concerns that they may have regarding the accounting, internal accounting controls, or auditing matters of the company directly to the Audit Committee. All submissions by employees of concerns regarding questionable accounting or auditing matters will be received by the Audit Committee on a confidential and anonymous basis. We want to assure all of our employees, officers and directors that they have no need to fear retaliation or retribution for having acted in good faith in reporting their concerns.

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      As a result of our status as a public company, Hometown is required to file periodic and other reports with the Securities and Exchange Commission. Hometown takes its public disclosure responsibility seriously to ensure that these reports and other public communications furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of the company.

IV. CONFIDENTIALITY

      Employees, officers and directors must maintain the confidentiality of all information entrusted to them by us, our clients or suppliers, or others with whom we may conduct business, except when disclosure of such information is specifically authorized by legal counsel for the Company or required as a matter of law. Confidential information includes all non-public information that might be of use to competitors, or harmful to us or our clients, if disclosed.

V. PROTECTION AND PROPER USE OF COMPANY ASSETS

      All employees, officers and directors must protect our assets and ensure their efficient use. Such assets include, without limitation, intellectual property such as the Hometown name, logos, trademarks, patents, copyrights, confidential information, ideas, plans and strategies. Theft, carelessness and waste have a direct impact on our profitability. All company assets must be used for legitimate business purposes. Any misuse or infringement of our assets should be reported to your supervisor.

VI. CORPORATE OPPORTUNITIES

      Employees, officers and directors are prohibited from: (a) taking for themselves personally opportunities that properly belong to the company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with the company. Employees, officers and directors owe a duty to the company to advance its legitimate interests when the opportunity to do so arises. Any questions as to the appropriateness of the conduct of any employee, officer or director should be brought to the immediate attention of legal counsel for the Company.

VII. FAIR DEALING

      Each employee, officer and director must endeavor to deal fairly and in good faith with our customers, suppliers, competitors, stakeholders and employees. No employee, officer or director shall take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practices.

VIII. EQUAL EMPLOYMENT OPPORTUNITY AND HARASSMENT

      Through specific policies issued by our Human Resource Department, we strive to select, place and work with all our employees and officers without discrimination based on race, color, national origin, gender, age, religion, disability, veteran's status, or actual or perceived sexual orientation. Equal opportunity is one of our firmest and most basic beliefs. Please see the Company's Employee Handbook for a fuller description of the Company's Equal Employment Opportunities, Anti-Discrimination and Americans With Disabilities Act policies.

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      Further, it is the responsibility of each of us to help the company provide a work atmosphere free of harassing, abusive, disrespectful, disorderly, disruptive or other nonprofessional conduct. Sexual harassment in any form, verbal or physical, by any employee, officer or director will not be tolerated. It is also a violation of our policy to retaliate against anyone who in good faith complains about harassing behavior or participates in an investigation. A violation of the Company's harassment policy will be treated with appropriate discipline, up to and including termination of employment.

IX. REPORTING VIOLATIONS AND COMPLIANCE

      All of our employees, officers and directors have a duty to adhere to this Code of Business Conduct and Ethics. It is our intention to enforce the policies expressed in this Code of Business Conduct and Ethics. If confronted with an ethical question, employees are strongly urged to discuss this matter either with their supervisor or the Human Resources Department. As discussed in Section III of this Code of Business Conduct and Ethics, concerns regarding questionable accounting or auditing matters should be brought to the attention of the Audit Committee. We will respect the confidentiality of all such discussions, and we further want to assure all of our employees, officers and directors that they need have no fear of retaliation or retribution for having acted in good faith in calling unethical conduct to the attention of our management.

      All allegations will be investigated by the proper corporate, business unit or department personnel, and, upon the advice and approval of legal counsel for the Company, will be reported to the appropriate authorities. In order to facilitate implementation of this Code of Business Conduct and Ethics, employees, officers and directors have a duty to cooperate fully with the investigation process and to maintain the confidentiality of investigative information unless specifically authorized to disclose such information.

      Employees, officers and directors who provide information to or assist in any investigation or proceeding by the Company, federal governmental or law enforcement agency regarding any alleged violation of fraud laws or SEC rules and regulations will not be subject to retaliatory action for their cooperation in such matters. It is a violation of this policy and federal law for any employee, officer or director to retaliate against an employee because the employee provides such cooperation. Any employee who believes he or she has been the subject of retaliation should report the matter to his or her supervisor or the Human Resources Department. If the employee's manager is involved in the alleged retaliation, the employee should contact the Human Resources Department directly.

      Employees, officers or directors who fail to comply with the standards of behavior that we have described in this booklet are subject to disciplinary action that may include termination of service, referral for criminal prosecution, and reimbursement to Hometown Auto Retailers, Inc. for any losses or damages resulting from the violation. Discipline may also be imposed for conduct that is considered unethical or improper even if the conduct is not specifically covered by our Code of Business Conduct and Ethics.

      No code or set of values can address every ethical choice we face in business; no communication system or oversight group can ensure complete compliance. Each of us must use good common sense and judgment in our personal conduct.

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X. AMENDMENT, MODIFICATION AND WAIVER

         This Code of Business Conduct and Ethics may be amended, modified or waived by the Board of Directors of the Company. Any change to, or waiver of, this Code of Business Conduct and Ethics for executive officers or directors must be disclosed promptly to our stockholders either by a Form 8-K filing or by publishing a statement on our website.